CONSENT OF CERTIFIED PUBLIC ACCOUNTANTS

We consent to the use in this Registration Statement on Form SB-2 or our report dated January 27, 2000, on our audit of the financial statements of American Champion Entertainment, Inc. as of December 31, 1999 and 1998, and the results of operations for each of the years then ended. We also consent to the reference to our firm under the selected financial data and the caption "Experts" in the Prospectus forming part of such Registration Statement.



/s/Moss Adams

MOSS ADAMS
Certified Public Accountants.



October 20, 2000